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                                                             Exhibit 99.B(15)(b)

                      CODE OF ETHICS FOR MARTIN CURRIE INC

1.   INTRODUCTION

     WHO DOES THE CODE APPLY TO?

     Under Rule 17j-1(a) under the United States Investment Company Act of 1940 (the "1940 Act") and Rule 204A-1 under the United States Investment Advisers Act of 1940 (the "Advisers Act". Rule 17j-1(a) under the 1940 Act and Rule 204A-1 under the Advisers Act shall be referred to herein collectively as the "Rules"), investment advisers to any registered US investment companies are required to have a Code of Ethics. The codes apply to what are termed "Access Persons". This is defined as any trustee, officer or employee, as well as any other persons who provide advice on behalf of an investment adviser and are subject to the adviser's supervision and control, who has access to non-public information concerning the purchase or sale of securities on behalf of, or non-public information regarding the portfolio holdings of, or anyone who makes recommendations to, an investment company for which the investment adviser is an adviser. Under the Rules, all trustees, officers and employees of Martin Currie Inc or any of its affiliates who are Access Persons must be provided a copy of the Code and any amendments, and each such trustee, officer and employee must sign the written acknowledgment of their receipt of the Code and any amendments found at the end of the Code.

2.   GENERAL PRINCIPLES

     This Code of Ethics ("the Code") is based on the principle that officers, directors and employees of Martin Currie owe a fiduciary duty to Martin Currie Inc's clients. Accordingly, you must avoid activities, interests and relations that might interfere or appear to interfere with making decisions in the best interests of Martin Currie Inc's clients or otherwise take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as the general principles. This Code does not attempt to identify all possible conflicts of interest and literal compliance with the specific procedures will not shield you from liability for personal trading or other conduct which violates your fiduciary duties to Martin Currie Inc's clients. In addition to this Code you are subject to the general requirement not to engage in any practice that would defraud clients. You are also subject to the FSA principles and their rules on staff dealing and inducements. YOU MUST COMPLY WITH ALL APPLICABLE US FEDERAL SECURITIES LAWS. Examples of US federal securities laws include: the Securities Act of 1933, the Securities Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder, the Advisers Act and the SEC rules thereunder, the 1940 Act and the SEC rules thereunder, Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information), and the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of Treasury rules thereunder. The requirements of the FSA are broadly similar to those of the 1940 Act, but in the event of there being any conflict the higher standard will generally prevail. In such circumstances the Director, Head of Legal and compliance should be consulted. YOU ARE REQUIRED TO REPORT ANY VIOLATIONS OF THE CODE PROMPTLY TO THE DIRECTOR, HEAD OF LEGAL AND COMPLIANCE.

     At all times you must:

     (i) Place the interests of clients first. As a fiduciary, you must avoid putting your own personal interests ahead of the interests of Martin Currie Inc's clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client. For example, you would violate this Code by causing a client to purchase a security you owned for the purpose of increasing the price of that security. Another example would be if you invest in a security that may be appropriate for your clients, without first considering that investment for your clients.

     (ii) Avoid taking inappropriate advantage of your position. It is imperative that you avoid any situation that might compromise, or call into question the exercise of your independent judgement. The receipt of investment opportunities, perquisites, or gifts of more than de minimis value from persons seeking business with Martin Currie Inc could

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            call into question the exercise of your independent judgement. You may not, for example, use the knowledge of client portfolio transactions to profit by the market effect of those transactions. In addition, you may not engage in, or help others engage in, insider trading. A more detailed discussion of insider trading can be found below.

     (iii) Conduct all personal securities transactions in full compliance with this Code. While Martin Currie Inc does not object to personal investment, you must not take any action which could cause even the appearance of an unfair or improper action. Accordingly, you must follow the policies set forth in this Code with respect to trading on your own or any account which, in your personal capacity, you have some control/influence over, for example, children/spouses/relatives accounts ("Related Accounts"). Doubtful situations should be resolved in favour of clients. Any questions concerning this Code should be addressed to the Director, Head of Legal and compliance. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

3.   PERSONAL SECURITIES TRANSACTIONS

     (i)    ANNUAL DISCLOSURE OF PERSONAL HOLDINGS

            In addition to the trade reporting requirements set out below, you must disclose on the Personal Securities Holdings Form any securities you or any Related Person holds, such disclosure must be made within 10 days of the commencement of employment, and annually thereafter as at 31st October. The Form must be returned to the Legal and compliance team. The Form does not need to include details of transactions over which you had no discretion. The Form must be returned even where you have no securities holdings. THE INFORMATION IN THE INITIAL FORM MUST BE CURRENT AS OF A DATE NO MORE THAN 45 DAYS PRIOR TO THE DATE OF THE COMMENCEMENT OF EMPLOYMENT.

     (ii)   QUARTERLY TRANSACTION REPORTS

            No later than 30 calendar days after the end of each fiscal quarter of each year, you must file with the Legal and compliance team a Quarterly Transaction Report. An Access Person is not required to file a Quarterly Transaction Report that would duplicate information in broker confirmations or account statements that are already provided to Martin Currie Inc, PROVIDED THAT THE CONFIRMATION OR ACCOUNT STATEMENT IS RECEIVED BY MARTIN CURRIE INC WITHIN 30 DAYS AFTER THE END OF THE QUARTER IN WHICH THE TRADING ACTIVITY TOOK PLACE.

            EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

     (iii)  REVIEW OF PERSONAL HOLDINGS FORMS AND QUARTERLY TRANSACTIONS REPORTS

            The Director, Head of Legal and compliance and the Legal and compliance team is responsible for reviewing the completed Personal Securities Holdings Form and the Quarterly Transactions Reports. The review of the Personal Securities Holdings Form and the Quarterly Transactions Reports will include not only an assessment of whether you followed any required internal procedures, such as pre-clearance, but will also: compare the personal trading to any restricted lists; assess whether you are trading for your own account in the same securities you are trading for clients, and if so whether the clients are receiving terms as favourable as you take for himself; and periodically analyze your trading for patterns that may indicate abuse, including market timing. All information supplied will be available for inspection by the Securities & Exchange Commission, FSA or any other self-regulatory organisation of which Martin Currie or any of its group companies is a member and any state securities commissions.

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     (iv)   PROHIBITION AGAINST INSIDER TRADING

            You and the members of your family/household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

            -  trading while in possession of material, nonpublic information;
            -  communicating ("tipping") such information to others;
            - recommending the purchase or sale of securities on the basis of such information; or
            - providing substantial assistance to someone who is engaged in any of the above activities.

                 This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, Martin Currie Inc) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

            INSIDER LIST. If you obtain material, non public information (inside information) about an investment, you must follow the 'Insider Dealing' procedures. These require you to inform an Executive Assistant in the Investment Systems and Support Team, who will ensure the stock is added to the Insider List Companies included on the Insider List must not be discussed with persons outside Martin Currie without the prior consent of the Legal and compliance team.

                 When a company is placed on the Insider List, no member or employee of Martin Currie Inc or any of its affiliates (or any member of the family/household of such member or employee) may trade in the securities or other instruments of the company, either for their own account or for the account of any of the funds or clients of Martin Currie, absent authorization from the Legal and compliance team, until that company is removed from the Insider List. In addition, no member or employee of Martin Currie Inc or any of its affiliates (or any member of the family/household of such member or employee) may recommend trading in such company, or otherwise disclose material nonpublic information, to ANYONE. The Insider List is a confidential list of companies that is maintained in the possession of the Legal and compliance team.

            SANCTIONS. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Martin Currie. These could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

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            NO FIDUCIARY DUTY TO USE INSIDE INFORMATION. Although Martin Currie
            has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, as noted above, such conduct often violates the federal securities laws.

                 If you have any doubt or uncertainty about whether any
            particular course of action will give rise to one or more insider trading violations, you should consult with the Legal and compliance team.

     (v)    DEALING BY EMPLOYEES AND ON BEHALF OF RELATED ACCOUNTS

            Prior to instructing an order for a securities transaction on behalf of your own or a Related Account, you must complete, in writing, a trade authorisation request form and submit the completed form to the appropriate Authorisation Officer. The appropriate Authorisation Officer will be a Product or Sector manager in the relevant product or sector investment team or in his/her absence the Chief Investment Officer. Trade authorisation request forms for Product and Sector managers will be pre-authorised by the Chief Investment Officer or by other Product or Sector managers within the relevant product or sector investment team. All forms will be counter-signed by the head of the Dealing and asset control team or in his/her absence the acting head of the team.

            The Authorisation Officer is responsible for reviewing the completed trade authorisation request form and they will determine whether or not to authorise the proposed securities transaction. No approvals will be granted for employee deals where there is a pending order for a client or where a transaction is currently being seriously considered or is likely to be, or has been or will be executed within seven days unless is it is determined by the Authorisation Officer that such transaction in no way conflicts with the interests of the Client. Note that the total blackout period is 15 days (the day of the client trade and seven days before and after). This fifteen day limit cannot and is not intended to cover situations which cannot be predicted, for example, the offering of an unexpected line of stock which was not being contemplated for purchase prior to that event. The Authorisation Officer will check that the security is not on the insider list. The Authorisation Officer will in considering whether a conflict exists look at the liquidity of the issue the size of any client deals and the size of any staff deals. In the case of new issues the Authorisation Officer will need to ensure that the staff member has not been allocated shares (in the type of new issues where shares are pre-allocated) on the basis of their position at Martin Currie and that their acquiring shares would not reduce the amount of shares available for clients. The Authorisation Officer will check whether the staff member has traded in the security within the 60 days prior to the submission of the trade authorisation request form to determine whether the trade for which authorisation is being requested constitutes market timing or short swing trading.

            It is unlikely that the firm will be dealing in unquoted securities for clients, but if approval for a transaction in an unquoted company is sought consideration needs to be given to the likelihood of that company becoming quoted, and if it is likely, whether the future the company may be one that we may invest in on behalf of clients. If investment staff hold shares in unquoted securities they are precluded from making any investment decision in these securities on behalf of the clients. In such circumstances any decision relating to the securities must be taken by the Chief Investment Officer. The Director, Head of Legal and compliance must be notified when such situations arise.

            The authorisation and the date and time must be completed on the trade authorisation request forms. Once the authorisation has been signed, the person can instruct a third party broking firm direct. No order for a securities transaction may be placed prior to the receipt of written authorisation of the transaction showing the date and time of the authorisation by the relevant Authorisation Officer. VERBAL APPROVALS ARE NOT PERMITTED. Staff are expected to execute deals as soon as reasonably practical following the grant of authorisation.

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            Trade authorisations are valid until the earlier of (1) the close of business on the day after the authorisation is granted or (2) your discovery that the information in the trade authorisation request form is no longer accurate. If the Authorisation Officer becomes aware of circumstances which would result in him not granting approval, he should immediately notify the member of staff who should ensure that the trade is not carried out. Should the trade have been executed by the time the Authorisation Officer contacts the member of staff, the time at which he/she was notified should be recorded on the trade authorisation request form. If the securities transaction is placed but has not been executed within seven trading days after the authorisation is granted (as, for example, in the case of a limit order), a new authorisation is required. If the employee or related persons want to amend the original order at any time, a new authorisation is required before the broker can be instructed.

            It is the responsibility of the employee whose trade has been authorised to ensure that the trade authorisation forms and copies of the contract notes are sent to the Legal and compliance team. Compliance are responsible for updating the list of holdings on the Staff Dealings Register and for checking that trade authorisations have been given for all trades executed by staff and Related Persons.

     (vi)   DISCRETIONARY ACCOUNT

            Employees are permitted to have discretionary accounts and have their investments managed on a discretionary basis. In such circumstances the Legal and compliance team must be notified of the existence of such accounts. A record will be maintained in the staff dealings records of the existence of the account and with which firm it is maintained. It is not necessary to obtain authorisation for transactions in discretionary accounts. If in terms of the discretionary agreement, or in practice, you participate in the investment decision making for your own or any Related Account then all trades will require to be authorised in accordance with the procedures of this code.

     (vii)  JOINT ACCOUNTS

            Investments held jointly with any other person will also be subject to the authorisation approval requirements.

     (viii) INVESTMENT CLUBS

            Membership of an investment club requires to be approved by the Legal and compliance team. It is unlikely that permission to join will be granted unless all trades are subject to the Company's trade pre-authorisation requirements.

     (ix)   TRANSACTIONS EXEMPT FROM TRADE PRE-AUTHORISATION REQUIREMENTS

            Certain transactions in an employee or Related Account do not require approval. These are as follows:-

            (a) The purchase of units in any UK authorised unit trust or the purchase of any shares in a UK open-ended investment company
                 (OEIC) including any OEIC sub-fund managed by Martin Currie Unit Trusts Limited.

            (b) Transactions in government or public (local authority) securities.

            (c) UK securities issued via an open public offer, for which a general approval has been granted. These would generally include issues such as Government privatisations.

            (d) Corporate action transactions, any acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers consolidations or other similar corporate reorganisations or distributions generally applicable to all holders of the same class of securities (Note: If a corporate action requires an

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                 investment decision by a member of staff or Related Person, authorisation must be sought.)

            (e) Rights. Any acquisition of securities through the exercise of rights issued by an issuer pro rota to all holders of a class of its security to the extent the rights were acquired in the issue.

            (f)  Transactions in life policies.

     (x)    PROHIBITED TRANSACTIONS

            There are certain securities transactions in employee and related accounts that are prohibited.

            (a) Inside information - Securities transactions by any person while in possession of material non-public information regarding the securities or the issuer of the security.

            (b) Market manipulation transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

            (c) Others - Any other securities transactions deemed by the relevant pre-authorisation officer to involve a conflict of interest, possible diversion of a corporate opportunity or the appearance of impropriety. In some cases, trades may be rejected for a reason that is confidential. The relevant pre-authorisation officer is not required to give any explanation for refusing to authorise a securities transaction.

     3.     FIDUCIARY DUTIES

            (a)  CONFIDENTIALITY

                 You may not reveal any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale except to those persons who need to know that information in order to carry out their duty or provide advice in relation thereto.

            (b)  GIFTS

                 Extraordinary or extravagant gifts are not permissible and must be declined or returned. Gifts of a de minimus value and customary business lunches, dinners, entertainment etc at which both you and the giver are present and promotional items (e.g. pens, mugs, umbrellas etc) may be accepted. All gifts (excluding promotional items) must be passed to the Head of the Services team along with a completed gifts form. A Hospitality form must be completed for all corporate entertainment over a value of L 100. The form must be passed to the Legal and compliance team who will record it on a Corporate hospitality register.

                 If you are in any doubt as to whether or not you may accept a gift you should consult the Legal and compliance team. Under no circumstances should you solicit gifts or entertainment. It is permitted to provide reasonable entertainment to persons associated with securities or financial organisations or clients provided that both you and the recipient are present.

            (c)  UNDUE INFLUENCE

                 You may not cause or attempt to cause any advisory client to purchase, sell or hold any security for the purpose of creating any personal benefit for your, or a Related Account.

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                 If you or a Related Account stand to benefit materially from an investment decision for an advisory client that you are recommending or participating in, you must disclose that interest to the Director, Head of Legal and compliance. Disclosure should be made prior to the investment being made and should be documented.

            (d)  SERVICE AS DIRECTOR ON BOARDS OUTSIDE THE GROUP

                 Investment Staff are prohibited from acting as a director on the boards of publicly traded companies absent a prior authorisation from the Director, Head of Legal and compliance. Such exemption will only be granted if it is determined that the service would not be inconsistent with the interests of Martin Currie Inc's clients.


[FEBRUARY 1, 2005]

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                                 ACKNOWLEDGMENT

     I have received the Code of Ethics (the "Code") of Martin Currie Inc (the "Firm") and have read and understand the Sections applicable to my position with the Firm.


     I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.


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Signature                                        Date


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Printed Name

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